Exhibit 10.13

September 15, 2015

(Effective 9/1/15)

Kathleen A. Browne

80 Georgian Court

Rochester, New York 14610

Dear Kathy,

Thank you for your interest in the Chief Financial Officer position at Torvec, Inc. We are looking forward to an exciting future and we believe you can be a key contributor to the Company’s growth and success.

We are extending an offer for you to fill the position of Chief Financial Officer on a part-time basis (approximately 20 hours per week) with a starting salary of $100,000. We intend to increase the compensation and expand the role to full-time once the Company achieves revenue or upon the recommendation of the Board of Directors. As an officer of the Company you will be eligible to participate in the Company’s benefits programs.

You will also be granted options to purchase 25,000 unrestricted shares of Torvec common stock at an exercise prices equal to the most recent closing price on the effective date of your hiring. These option shares will vest equally over four years beginning on the first anniversary of the grant. Any future bonus or stock option grant will be at the discretion of the Board of Directors.

Sincerely,

Richard Kaplan

Chief Executive Officer

Torvec, Inc.